Exhibit (e)(i)(F)

EXHIBIT I
 to the
Distribution Agreement

RIVERFRONT LONG-TERM GROWTH FUND

The Corporation hereby appoints the Distributor, and the Distributor hereby accepts such appointment, as the Corporation’s exclusive agent for the distribution of Shares of the above-named Fund, subject to the terms of the Distribution Agreement of which this Exhibit is a part.

Executed as of this 12th day of August, 2008.

The Corporation:

BAIRD FUNDS, INC.

By: /s/ Charles M. Weber
The Distributor:

ROBERT W. BAIRD & CO. INCORPORATED

By: /s/ Mary Ellen Stanek